Exhibit 4.11

DESCRIPTION OF SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth material terms and provisions of the securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This information does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the Third Amended and Restated Certificate of Incorporation of the Company (“Certificate of Incorporation”), the Third Amended and Restated Bylaws of the Company (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. We encourage you to read our Certificate of Incorporation and our By-Laws for additional information.

Description of Capital Stock

General

As of March 4, 2020, SEACOR Marine Holdings Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”), the Company’s common stock, par value $0.01 per share (“Common Stock”).

Authorized Capital Stock

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock have been issued or are outstanding.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights. The Common Stock votes together as a single class. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at a meeting of stockholders and voting for nominees in the election of directors. Except as otherwise provided in the Certificate of Incorporation or required by law, all matters to be voted on by the stockholders of the Company must be approved by a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Dividend Rights

Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by the board of directors of the Company (the “Board of Directors”), subject to any preferential dividend rights of outstanding preferred stock.

Liquidation Rights

Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive proportionately the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of Common Stock have no preemptive, subscription, redemption or other conversion rights and do not have any sinking fund provisions. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

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Shares of Common Stock are not convertible into any other shares of the Company’s capital stock.

Preferred Stock

As of December 31, 2019, there were no shares of our preferred stock outstanding.

Pursuant to our Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The Board of Directors, without stockholder approval, can issue preferred stock with conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting power of holders of Common Stock and reduce the likelihood that holders of Common Stock will receive dividend payments and payments upon liquidation.

Qualifications for Ownership

The U.S. cabotage laws impose certain restrictions on the ownership and operation of vessels in the U.S. coastwise trade (i.e., trade between points in the United States), including the transportation of cargo and passengers. These laws are principally contained in 46. U.S.C. § 50501 and 46 U.S.C. Chapter 551 and related regulations and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires that vessels engaged in U.S. coastwise trade be built in the United States, registered under the U.S.-flag, manned by predominantly U.S. crews, and owned and operated by U.S. citizens within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy the following requirement to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business may be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be owned by U.S. citizens within the meaning of the Jones Act.

Should the Company fail to comply with the U.S. citizenship requirements of the Jones Act, it would be prohibited from operating its U.S.-flag vessels in the U.S. coastwise trade during the period of such non-compliance. In addition, the Company could be subject to fines and its vessels could be subject to seizure and forfeiture for violations of the Jones Act and the related U.S. vessel documentation laws.

To facilitate compliance with the Jones Act, the Certificate of Incorporation and Bylaws: (i) limit (a) the aggregate percentage ownership by non-U.S. citizens of any class or series of the Company’s capital stock (including Common Stock) to 22.5% of the outstanding shares of each such class or series to ensure that ownership by non-U.S. citizens will not exceed the maximum percentage permitted by applicable maritime law (presently 25%) but authorize the Board of Directors, under certain circumstances, to increase the foregoing percentage to not more than 24% and (b) ownership of shares of any class or series of the Company’s capital stock by an individual non-U.S. citizen (and any other non-U.S. citizen whose ownership position would be aggregated with such non-U.S. citizen for purposes of the Jones Act) to not more than 4.9% of the outstanding shares of each such class or series; (ii) allow for the institution of a dual stock certification system to help determine such ownership; (iii) provide that any issuance or transfer of shares in excess of such permitted percentage shall be ineffective as against the Company and that neither the Company nor its transfer agent shall register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise the Company’s remedies under the Certificate of Incorporation; (iv) provide that any such excess shares shall not have

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any voting or dividend rights; (v) permit the Company to redeem or transfer to a charitable trust any such excess shares; and (vi) permit the Board of Directors to make such reasonable determinations as may be necessary to ascertain such ownership and implement such limitations. In addition, the Bylaws provide (w) that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business, (x) for an increase in the number of directors necessary to constitute a quorum when the number of non-U.S. citizen directors is equal to or greater than 50% of the number of directors present at a meeting, (y) that the President and the Chief Executive Officer of the Company must be a U.S. citizen and (z) that any non-U.S. citizen officer is restricted from acting in the absence or disability of the Chairman of the Board of Directors, the Chief Executive Officer or the President of the Company. For more information, see the Certificate of Incorporation and Bylaws.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporate Law.

The Company is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who owns 15% or more of the corporation’s outstanding stock, or an affiliate or associate of the corporation who did own 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction; which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, the Company has not opted out, and does not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. These provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board of Directors, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, these provisions also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.

Filling Vacancies on the Board of Directors.

In accordance with Article II, Section 12 of the Bylaws, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an increase in the size of the Board of Directors, may only be filled by

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the affirmative vote of a majority of our directors then in office even if less than a quorum. Any director appointed to fill a vacancy will hold office until the next election of directors or until their successors are duly elected and qualified.

Meetings of Stockholders.

The Bylaws provide that only a majority of the members of the Board of Directors then in office or the Chairman of the Board of Directors or the President may call special meetings of the stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. The Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the Company’s stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to us not later than the 120th day nor earlier than the 150th day prior to the anniversary date of the preceding annual meeting. If there was no such prior annual meeting, then a stockholder’s notice must be delivered not earlier than the close of business on the 150th day nor later than the 120th day prior to the date which represents the second Tuesday in May of the current year. In the event that the date of the annual meeting is more than 25 days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.

Limitation of Liability and Indemnification Matters

As permitted by applicable Delaware law, the Bylaws provide that we are required to indemnify our officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have also obtained insurance in amounts commensurate with similar public companies covering our directors and officers from claims made in connection with their serving as our directors and officers.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require us to indemnify, either fully or partially, each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. The agreements also permit us to assume the defense of these directors and officers. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.

Insofar as indemnification for liabilities arising under the Securities Act may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

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